Filed Pursuant to Rule 433

to Prospectus dated May 11, 2023

Registration Statement No. 333-271838

Digital Ads

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But when you choose Dominion Energy Reliability Investment, you earn a 5.5% APR from a stable company. Yep, high-yield and low-risk, plus access to your money – whenever and however you need it.

Now, isn’t that refreshing? Then again, that’s what you should expect from an investment product offered by Dominion Energy. Enroll today at earnwithdominionenergy.com.

Choose Dominion Energy Reliability Investment for competitive interest rates from a stable company plus access to your money – whenever you need it.

Enjoy financial strength from an investment product offered by Dominion Energy. Enroll at growwithdominionenergy.com.

Investments can be overwhelming, and the results…underwhelming.

But when you choose Dominion Energy Reliability Investment, you earn competitive interest rates from a stable company. Yep, high-yield and low-risk, plus access to your money – whenever and however you need it.

Now, isn’t that refreshing? Then again, that’s what you should expect from an investment product offered by Dominion Energy. Enroll today at growwithdominionenergy.com.

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or the DERI website on DomNet. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.